PRECIDIAN ETFs TRUST 485BPOS

Exhibit 99.(a)(2)

State of Delaware Secretary of State Division of Corporations Delivered 02:17 PM 05/16/2011 FILED 01:57 PM 05/16/2011 SRV 110552783 - 4866493 FILE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

NEXT ETFs TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act the undersigned, being authorized to execute and file this Certificate of Trust, hereby certifies as follows:

1.             The name of the statutory trust is “NEXT ETFs Trust”.

2.             The Certificate of Trust of NEXT ETFs Trust is hereby amended to change the name of the Trust as follows:

“FIRST: The name of the Trust is “Precidian ETFs Trust” (the “Trust”).”

3.             This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 13th day of May 2011.

By:
	Name:	Mark Criscitello
	Title:	Authorized Person